Exhibit 99.2

PILGRIM’S PRIDE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 26, 2011	December 26, 2010
	(In thousands)

Cash and cash equivalents	$34,564	$106,077
Restricted cash and cash equivalents	61,483	60,953
Investment in available-for-sale securities	824	1,554
Trade accounts and other receivables, less allowance for doubtful accounts	364,995	321,300
Account receivable from JBS USA, LLC	13,708	465
Inventories	967,067	1,029,254
Income taxes receivable	57,835	58,465
Current deferred tax assets	3,612	3,476
Prepaid expenses and other current assets	96,289	81,250
Assets held for sale	48,162	47,671

Total current assets	1,648,539	1,710,465

Investment in available-for-sale securities	12,224	11,595
Deferred tax assets	32,303	22,609
Other long-lived assets	64,804	67,143
Identified intangible assets, net	46,954	48,950
Property, plant and equipment, net	1,358,378	1,358,136

Total assets	$3,163,202	$3,218,898

Accounts payable	$335,009	$329,780
Account payable to JBS USA, LLC	13,073	7,212
Accrued expenses and other current liabilities	315,123	297,940
Income taxes payable	2,292	6,814
Current deferred tax liabilities	38,744	38,745
Current maturities of long-term debt	15,607	58,144

Total current liabilities	719,848	738,635

Long-term debt, less current maturities	1,448,280	1,281,160
Note payable to JBS USA Holdings, Inc.	50,000	—
Deferred tax liabilities	3,612	3,476
Other long-term liabilities	113,765	117,031

Total liabilities	2,335,505	2,140,302

Common stock	2,143	2,143
Additional paid-in capital	1,443,186	1,442,810
Accumulated deficit	(596,074)	(348,653)
Accumulated other comprehensive loss	(24,368)	(23,637)

Total Pilgrim’s Pride Corporation stockholders’ equity	824,887	1,072,663

Noncontrolling interest	2,810	5,933

Total stockholders’ equity	827,697	1,078,596

Total liabilities and stockholders’ equity	$3,163,202	$3,218,898

The accompanying notes are an integral part of these Consolidated Financial Statements.

PILGRIM’S PRIDE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2011	June 27, 2010	June 26, 2011	June 27, 2010
	(In thousands, except per share data)

Net sales	$1,922,690	$1,707,568	$3,815,166	$3,350,486
Cost of sales	1,968,918	1,575,077	3,914,504	3,165,976

Gross profit (loss)	(46,228)	132,491	(99,338)	184,510
Selling, general and administrative expense	52,478	63,718	106,144	112,319
Administrative restructuring charges, net	—	16,882	—	52,701

Operating income (loss)	(98,706)	51,891	(205,482)	19,490
Interest expense	27,426	26,115	54,933	54,535
Interest income	(278)	(627)	(988)	(1,174)
Miscellaneous, net	(1,392)	(4,504)	(5,198)	(6,829)

Income (loss) before reorganization items and income taxes	(124,462)	30,907	(254,229)	(27,042)
Reorganization items, net	—	(2,178)	—	18,541

Income (loss) before income taxes	(124,462)	33,085	(254,229)	(45,583)
Income tax expense (benefit)	3,470	(1,503)	(6,402)	(34,807)

Net income (loss)	(127,932)	34,588	(247,827)	(10,776)
Less: Net income attributable to noncontrolling interests	209	1,670	1,074	1,853

Net income (loss) attributable to Pilgrim’s Pride Corporation	$(128,141)	$32,918	$(248,901)	$(12,629)

Weighted average shares of common stock outstanding:
Basic	214,282	214,282	214,282	214,282
Diluted	214,282	214,282	214,282	214,282

Net income (loss) per share of common stock outstanding:
Basic	$(0.60)	$0.15	$(1.16)	$(0.06)
Diluted	$(0.60)	$0.15	$(1.16)	$(0.06)

The accompanying notes are an integral part of these Consolidated Financial Statements.

PILGRIM’S PRIDE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF

COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2011	June 27, 2010	June 26, 2011	June 27, 2010
	(In thousands)

Net income (loss)	$(127,932)	$34,588	$(247,827)	$(10,776)
Other comprehensive income (loss):
Unrealized holding gains (losses) on available-for-sale securities	$(243)	$66	(720)	$287
Tax effect(a)	—	(25)	—	(182)

Unrealized holding gains (losses) on available-for-sale securities, net of tax	(243)	41	(720)	105
Recognition in earnings of a previously unrecognized gain on a derivative instrument designated as a cash flow hedge	—	—	—	(4,085)
Tax effect(a)	—	—	—	1,520

Recognition in earnings of a previously unrecognized gain on a derivative instrument designated as a cash flow hedge, net of tax	—	—	—	(2,565)
Gains (losses) associated with pension and other postretirement benefits	27	69	(11)	9,427
Tax effect(a)	—	(26)	—	(3,584)

Gains (losses) associated with pension and other postretirement benefits, net of tax	27	43	(11)	5,843

Total other comprehensive income (loss), net of tax	(216)	84	(731)	3,383

Comprehensive income (loss)	(128,148)	34,672	(248,558)	(7,393)
Less: Comprehensive income attributable to noncontrolling interests	209	1,670	1,074	1,853

Comprehensive income (loss) attributable to Pilgrim’s Pride Corporation	$(128,357)	$33,002	$(249,632)	$(9,246)

(a)	For the thirteen weeks and twenty-six weeks ended June 26, 2011, no tax effect is reflected because the Company has recorded a valuation allowance against the deferred tax benefit.

The accompanying notes are an integral part of these Consolidated Financial Statements.

PILGRIM’S PRIDE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Pilgrim’s Pride Corporation Stockholders
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total
	Shares	Amount
	(In thousands)

Balance at December 26, 2010	214,282	$2,143	$1,442,810	$(348,653)	$(23,637)	$5,933	$1,078,596
Comprehensive loss:
Net income (loss)	—	—	—	(248,901)	—	1,074	(247,827)
Other comprehensive loss, net of tax:
Net unrealized holding losses on available-for-sale securities, net of tax	—	—	—	—	(720)	—	(720)
Losses associated with pension and other postretirement benefit obligations, net of tax	—	—	—	—	(11)	—	(11)

Total other comprehensive loss, net of tax							(731)

Total comprehensive loss							(248,558)

Share-based compensation	—	—	269	—	—	—	269
Other activity	—	—	107	1,480	—	(4,197)	(2,610)

Balance at June 26, 2011	214,282	$2,143	$1,443,186	$(596,074)	$(24,368)	$2,810	$827,697

Balance at December 27, 2009	77,141	$771	$648,583	$(435,794)	$(27,266)	$6,514	$192,808
Comprehensive loss:
Net income (loss)	—	—	—	(12,629)	—	1,853	(10,776)
Other comprehensive income (loss), net of tax:
Net unrealized holding gains on available-for-sale securities, net of tax	—	—	—	—	105	—	105
Recognition in earnings of a previously unrecognized gain on a derivative instrument designated as a cash flow hedge, net of tax	—	—	—	—	(2,565)	—	(2,565)
Gains associated with pension and other postretirement benefit obligations, net of tax	—	—	—	—	5,843	—	5,843

Total other comprehensive income, net of tax							3,383

Total comprehensive loss							(7,393)

Common stock issued	137,141	1,372	798,628	—	—	—	800,000
Other activity	—	—	—	2	—	(260)	(258)

Balance at June 27, 2010	214,282	$2,143	$1,447,211	$(448,421)	$(23,883)	$8,107	$985,157

The accompanying notes are an integral part of these Consolidated Financial Statements.

PILGRIM’S PRIDE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Twenty-Six Weeks Ended
	June 26, 2011	June 27, 2010
	(In thousands)

Cash flows from operating activities:

Net loss	$(247,827)	$(10,776)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	103,075	117,473
Asset impairment	2,808	14,827
Non cash loss on early extinguishment of debt recognized as a reorganization item	—	13,654
Accretion of bond discount	225	—
Gain on property disposals	(342)	(69)
Share-based compensation	269	—
Deferred income tax benefit	(9,695)	(36,696)
Changes in operating assets and liabilities:
Restricted cash and cash equivalents	(530)	(14,931)
Trade accounts and other receivables	(55,676)	(18,121)
Inventories	64,748	(40,573)
Prepaid expenses and other current assets	(14,448)	(19,750)
Accounts payable, accrued expenses and other current liabilities	18,630	(167,935)
Income taxes	573	115,177
Deposits	2,180	34,976
Other operating assets and liabilities	(4,162)	(2,198)

Cash used in operating activities	(140,172)	(14,942)

Cash flows from investing activities:

Acquisitions of property, plant and equipment	(103,152)	(67,443)
Purchases of investment securities	(3,383)	(5,865)
Proceeds from sale or maturity of investment securities	2,634	5,122
Proceeds from property disposals	4,877	1,626

Cash used in investing activities	(99,024)	(66,560)

Cash flows from financing activities:

Proceeds from note payable to JBS USA	50,000	—
Proceeds from revolving line of credit and long-term borrowings	580,289	1,484,400
Payments on revolving line of credit, long-term borrowings and capital lease obligations	(455,931)	(2,351,640)
Proceeds from sale of common stock	—	800,000
Purchase of remaining interest in subsidiary	(2,504)	—
Payment of capitalized loan costs	(4,395)	(49,981)
Other financing activities	(106)	(241)

Cash provided by (used in) financing activities	167,353	(117,462)
Effect of exchange rate changes on cash and cash equivalents	330	(853)

Decrease in cash and cash equivalents	(71,513)	(199,817)
Cash and cash equivalents, beginning of period	106,077	236,300

Cash and cash equivalents, end of period	$34,564	$36,483

The accompanying notes are an integral part of these Consolidated Financial Statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Business

Pilgrim’s Pride Corporation (referred to herein as “Pilgrim’s,” “PPC,” “the Company,” “we,” “us,” “our,” or similar terms) is the second-largest chicken company in the United States (“US”), Mexico and Puerto Rico. Our fresh chicken retail line is sold throughout the US and Puerto Rico, and in the northern and central regions of Mexico. Our prepared-foods products meet the needs of some of the largest customers in the food service industry across the US. Additionally, the Company exports commodity chicken products to approximately 95 countries. As a vertically integrated company, we control every phase of the production of our products. We operate feed mills, hatcheries, processing plants and distribution centers in 14 US states, Puerto Rico and Mexico. Our fresh chicken products consist of refrigerated (non-frozen) whole or cut-up chicken, either pre-marinated or non-marinated, and pre-packaged chicken in various combinations of freshly refrigerated, whole chickens and chicken parts. Our prepared chicken products include portion-controlled breast fillets, tenderloins and strips, delicatessen products, salads, formed nuggets and patties and bone-in chicken parts. These products are sold either refrigerated or frozen and may be fully cooked, partially cooked or raw. In addition, these products are breaded or non-breaded and either pre-marinated or non-marinated.

Consolidated Financial Statements

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the US for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the US Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the US for complete financial statements. In the opinion of management, all adjustments (consisting of normal and recurring adjustments unless otherwise disclosed) considered necessary for a fair presentation have been included. Operating results for the thirteen and twenty-six weeks ended June 26, 2011 are not necessarily indicative of the results that may be expected for the year ending December 25, 2011. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 26, 2010.

Pilgrim’s operates on a 52/53-week fiscal year that ends on the Sunday falling on or before December 31. The reader should assume any reference we make to a particular year (for example, 2011) in the notes to these Consolidated Financial Statements applies to our fiscal year and not the calendar year.

The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. We eliminate all significant affiliate accounts and transactions upon consolidation.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company measures the financial statements of its Mexico subsidiaries as if the US dollar were the functional currency. Accordingly, we translate assets and liabilities, other than non-monetary assets, of the Mexico subsidiaries at current exchange rates. We translate non-monetary assets using the historical exchange rate in effect on the date of each asset’s acquisition. We translate income and expenses at average exchange rates in effect during the period. Currency exchange gains or losses are included in the line item Miscellaneous, net in the Consolidated Statements of Operations.

Revenue Recognition

We recognize revenue when all of the following circumstances are satisfied: (i) persuasive evidence of an arrangement exists, (ii) price is fixed or determinable, (iii) collectability is reasonably assured and (iv) delivery has occurred. Delivery occurs in the period in which the customer takes title and assumes the risks and rewards of ownership of the products specified in the customer’s purchase order or sales agreement. Revenue is recorded net of estimated incentive offerings including special pricing agreements, promotions and other volume-based incentives. Revisions to these estimates are charged back to net sales in the period in which the facts that give rise to the revision become known.

Recently Adopted Accounting Pronouncements

On December 27, 2010, the Company adopted a portion of Accounting Standards Update (“ASU”) 2010-06, Improving Disclosures about Fair Value Measurements, which amended Accounts Standards Codification (“ASC”) Subtopic 820-10 by including new required disclosures regarding activity in Level 3 fair value measurements. The adoption of the subject guidance under ASC 820-10 did not have a material impact on the Company’s consolidated financial statements.

Common Stock Equivalents

Due to the net losses incurred in the thirteen and twenty-six weeks ended June 26, 2011, the Company did not include 8,157 and 11,591 common stock equivalents, respectively, in the calculations of the denominators for net loss per diluted common share as these common stock equivalents would be anti-dilutive.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

2.	CHAPTER 11 PROCEEDINGS

Emergence from Bankruptcy

On December 1, 2008, Pilgrim’s and six of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the “Bankruptcy Court”), seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). We emerged from Chapter 11 bankruptcy proceedings on December 28, 2009. In connection with our emergence from bankruptcy, our common stock outstanding immediately prior to the emergence was cancelled and converted into the right to receive newly-issued shares of common stock of the reorganized Company based on a one-for-one exchange ratio, which constituted 36.0% of the total number of shares of our newly-issued common stock on that date. The remaining shares of our newly-issued common stock, constituting 64.0% of our total issued and outstanding common stock on December 28, 2009, were purchased for $800.0 million by JBS USA Holdings, Inc. (“JBS USA”), a wholly-owned indirect subsidiary of JBS S.A., a Brazil-based meat producer. On November 5, 2010, JBS USA increased its stake in the Company to 67.3%.

Upon exiting from bankruptcy, Pilgrim’s and certain of its subsidiaries entered into an exit credit facility that provided for an aggregate commitment of $1.75 billion (the “Exit Credit Facility”). The facility currently consists of a $700.0 million revolving credit facility maturing on December 28, 2014 and a $582.3 million Term B facility maturing on December 28, 2014. As of June 26, 2011, a principal amount of $380.0 million under the revolving loan commitment and a principal amount of $582.3 million under the Term B facility were outstanding.

Financial Reporting Considerations

The Company’s emergence from bankruptcy did not qualify for fresh start accounting because the reorganization value determined for the Company upon emergence exceeded post-petition liabilities and allowed claims. Reorganization value is the estimated fair value of the Company before considering liabilities and approximates the amount a willing buyer would pay for the assets of the Company immediately after the restructuring. To determine its reorganization value, the Company considered recent third-party valuations of its assets as well as the purchase price paid by JBS USA for 64.0% of the common stock of the reorganized Company. Management believes that the method used to determine the Company’s reorganization value was the most appropriate method under the circumstances because the Bankruptcy Court did not declare a reorganization value for the Company. The Company’s conclusion that it did not qualify for fresh start accounting was substantiated by the fact that (i) no liabilities were discounted in the plan of reorganization and (ii) the common stock of the reorganized Company traded at an average price of $8.40 per share on December 28, 2009, resulting in a market capitalization on 36.0% of the outstanding common stock of the reorganized Company of approximately $650.0 million and indicating that the investment community believed that the fair value of the Company’s assets exceeded its post-petition liabilities and allowed claims on December 28, 2009. The acquisition of a controlling interest in the Company by JBS USA did not qualify for push-down accounting as JBS USA only purchased 64.0% of the common stock of the reorganized Company on December 28, 2009.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Thus, the Company did not revalue its assets and liabilities because of either its emergence from bankruptcy or the purchase of 64.0% of the common stock of the reorganized Company by JBS USA.

From December 1, 2008 through March 28, 2010, the Company applied ASC Topic 852, Reorganizations, in preparing the Consolidated Financial Statements. ASC Topic 852 requires that the financial statements, for periods subsequent to a Chapter 11 filing, distinguish transactions and events that were directly associated with the reorganization from the ongoing operations of the business.

Beginning in December 2008, certain activities directly associated with the reorganization were approved by the Bankruptcy Court. These activities eliminated approximately 8,100 positions and resulted in net pre-tax charges totaling $138.5 million. Of these charges, we recognized $51.8 million of professional fees directly related to the reorganization, $25.0 million of finance costs related to various credit facilities, $14.1 million of incentive compensation costs and $62.9 million of other reorganization costs such as severance, other personnel costs and facility closure costs. We also recognized an aggregate net gain totaling $15.3 million on asset disposals directly associated with the reorganization. The cash-related portion of these reorganization costs totaled $133.7 million. Asset impairments and other noncash charges totaled $20.1 million. Proceeds received on asset disposals directly associated with the reorganization totaled $78.9 million.

During the thirteen weeks ended June 27, 2010, we recognized adjustments that reduced existing accrued reorganization cost balances totaling $2.2 million. Net reorganization costs totaling $18.5 million were recognized during the twenty-six weeks ended June 27, 2010. We did not incur reorganization items during the thirteen and twenty-six weeks ended June 26, 2011.

The following expenses, realized gains and provisions for losses that were realized or incurred in the bankruptcy proceedings were recorded in Reorganization items, net on the accompanying Consolidated Statement of Operations for the thirteen and twenty-six weeks ended June 27, 2010:

	Thirteen Weeks Ended June 27, 2010	Twenty-Six Weeks Ended June 27, 2010
	(In thousands)

Professional fees directly related to reorganization (a)	$(1,650)	$2,784
Finance costs related to various credit facilities(b)	—	13,654
Other costs(c)	(528)	2,103

Reorganization items, net	$(2,178)	$18,541

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(a)	Professional fees directly related to reorganization included post-petition fees associated with advisors to Pilgrim’s and the six subsidiaries that filed bankruptcy petitions, the statutory committee of unsecured creditors and certain secured creditors.
(b)	For the twenty-six weeks ended June 27, 2010, Finance costs related to various credit facilities included (i) recognition of expenses totaling $17.8 million related to the elimination of unamortized loan costs associated with certain credit facilities and unsecured notes payable that were effectively extinguished on December 28, 2009 and (ii) recognition of a previously unrealized gain totaling $4.1 million related to a derivative instrument designated as a cash flow hedge against the interest rate charged on an unsecured note payable that was effectively extinguished on December 28, 2009.
(c)	Other costs included costs related to post-petition facilities closures.

Net cash outflow resulting from reorganization items during the twenty-six weeks ended June 27, 2010 totaled $29.9 million. This included payment of professional fees directly related to the reorganization totaling $15.7 million, payment of incentive compensation totaling $13.0 million that was contingent upon confirmation by the Bankruptcy Court of a plan of reorganization, severance payments of $0.7 million and net payment of facility closure costs totaling $0.5 million. These cash flows are included in Cash flows from operating activities on the Consolidated Statements of Cash Flows.

The Company did not record activity through the accrued reorganization cost accounts during the twenty-six weeks ended June 26, 2011. The following table sets forth activity that was recorded through the Company’s accrued reorganization cost accounts during the twenty-six weeks ended June 27, 2010:

	Accrued Professional Fees	Accrued Incentive Compensation	Accrued Other Costs	Total
		(In thousands)

Balance at December 27, 2009	$14,125	$13,024	$745	$27,894

Accruals	4,434	—	2	4,436
Payment /Disposal	(15,680)	(12,913)	(686)	(29,279)
Adjustments	(1,650)	(111)	(55)	(1,816)

Balance at June 27, 2010	$1,229	$—	$6	$1,235

The Company has resolved a majority of the claims filed against it through settlement or by Bankruptcy Court order. The claims resolution process continues for the remaining unresolved claims and will continue until all claims are concluded. Unpaid amounts related to unresolved claims are classified in Accrued expenses and other current liabilities on the Consolidated Balance Sheets. During the twenty-six weeks ended June 26, 2011, the Company paid creditors approximately $0.4 million to settle allowed claim amounts and interest accrued on those claim amounts. As of June 26, 2011, the following pre-petition obligations relating to claims not subject to litigation remain outstanding:

In thousands
Trade claims	$313
Interest accrued on unpaid claims	41

Total pre-petition obligations	$354

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company is also the named defendant in several pre-petition lawsuits that, as of June 26, 2011, have not been resolved. Additional information regarding these lawsuits is included in “Note 16. Commitments and Contingencies.”

3.	EXIT OR DISPOSAL ACTIVITIES

In February 2008, the Company’s Board of Directors approved certain exit or disposal activities as part of a plan to rationalize both our manufacturing and distribution footprints and to eliminate administrative redundancies in an effort to curtail losses resulting from record-high feed ingredient costs and an oversupply of chicken in the US. Beginning in January 2010, Company management implemented certain additional exit or disposal activities to integrate the administrative functions of the Company into those of JBS USA. These two exit or disposal activities eliminated a total of approximately 5,100 positions and resulted in net pre-tax charges totaling $130.9 million. Of these charges, we recognized $48.3 million of severance and other personnel costs, $37.5 million of asset impairments, $30.2 million in losses related to the sale of unneeded eggs and the depletion of unneeded flocks, $4.0 million of grower compensation, $2.0 million of lease continuation costs, $2.1 million in losses related to scrapped inventory and $6.8 million in other restructuring costs. All exit or disposal costs related to these activities, with the exception of costs or losses related to asset impairments, sales of unneeded eggs, depletion of unneeded flocks and scrapped inventory, resulted in cash expenditures or will result in cash expenditures within one year. The cash-related portion of these exit or disposal costs totaled $53.7 million.

Results of operations for the thirteen weeks ended June 26, 2011 and June 27, 2010 included exit or disposal costs totaling $0.2 million and $2.1 million, respectively. Results of operations for the thirteen weeks ended June 26, 2011 and June 27, 2010 also included adjustments totaling $0.1 million and $1.0 million, respectively, which reduced accrued costs. Adjustments recognized in the thirteen weeks ended June 26, 2011 and June 27, 2010 included the elimination of accrued severance in excess of actual severance costs incurred during the exit or disposal period.

Results of operations for the twenty-six weeks ended June 26, 2011 and June 27, 2010 included exit or disposal costs totaling $1.3 million and $37.9 million, respectively. Results of operations for the twenty-six weeks ended June 26, 2011 and June 27, 2010 also included adjustments totaling $0.7 million and $1.0 million, respectively, which reduced accrued costs. Adjustments recognized in the twenty-six weeks ended June 26, 2011 and June 27, 2010 included the elimination of accrued severance in excess of actual severance costs incurred during the exit or disposal period. During the twenty-six weeks ended June 27, 2010, we also recognized an adjustment for the assumption of a lease obligation related to a closed office building by an outside party.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table sets forth activity that was recorded through the Company’s accrued exit or disposal cost accounts during the twenty-six weeks ended June 26, 2011 and June 27, 2010:

	Accrued Severance	Accrued Lease Obligation	Accrued Grower Pay	Accrued Other Exit or Disposal Costs	Accrued Inventory Charges	Total
			(In thousands)

Balance at December 26, 2010	$4,150	$—	$—	$—	$793	$4,943

Accruals	1,290	—	—	—	—	1,290
Payment /Disposal	(3,864)	—	—	—	—	(3,864)
Adjustments	(674)	—	—	—	—	(674)

Balance at June 26, 2011	$902	$—	$—	$—	$793	$1,695

Balance at December 27, 2009	$516	$20	$3,615	$—	$1,903	$6,054

Accruals	25,883	—	—	9,870	2,118	37,871
Payment /Disposal	(23,074)	—	(1,055)	—	(2,649)	(26,778)
Adjustments	(2)	(20)	(909)	—	—	(931)

Balance at June 27, 2010	$3,323	$—	$1,651	$9,870	$1,372	$16,216

Net exit or disposal costs totaling $0.1 million and $0.6 million were recognized during the thirteen and twenty-six weeks ended June 26, 2011, respectively, and were recorded in either Cost of sales or Selling, general and administrative expense on the accompanying Consolidated Statements of Operations. Net exit or disposal costs recognized during the thirteen and twenty-six weeks ended June 27, 2010 were classified as Administrative restructuring charges, a component of operating income below gross profit, on the accompanying Consolidated Statements of Operations because management believed these costs were not directly related to the Company’s ongoing production. Components of administrative restructuring charges recognized during the thirteen and twenty-six weeks ended June 27, 2010 are summarized below:

	Thirteen Weeks Ended June 27, 2010	Twenty-Six Weeks Ended June 27, 2010
	(In thousands)

Accrued severance provision	$2,055	$25,887
Accrued other exit or disposal cost provisions	—	9,869
Accrued inventory charges	—	2,118
Asset impairments (See “Note 9. Property, Plant and Equipment”)	14,827	14,827

Total administrative restructuring charges	$16,882	$52,701

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

We continue to review and evaluate various restructuring and other alternatives to streamline our operations, improve efficiencies and reduce costs. Such initiatives may include selling assets, consolidating operations and functions, employee relocation and voluntary and involuntary employee separation programs. Any such actions may require us to obtain the pre-approval of our lenders under our Exit Credit Facility. In addition, such actions will subject the Company to additional short-term costs, which may include asset impairment charges, lease commitment costs, employee retention and severance costs and other costs. Certain of these activities may have a disproportionate impact on our income relative to the cost savings in a particular period.

4.	FAIR VALUE MEASUREMENT

The asset (liability) amounts recorded in the Consolidated Balance Sheets (carrying amounts) and the estimated fair values of financial instruments at June 26, 2011 and December 26, 2010 consisted of the following:

	June 26, 2011		December 26, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Note Reference
		(In thousands)

Cash and cash equivalents	$34,564	$34,564	$106,077	$106,077
Short-term restricted cash and cash equivalents(a)	61,483	61,483	60,953	60,953
Short-term investments in available-for-sale securities	824	824	1,554	1,554	7
Trade accounts and other receivables	364,995	364,995	321,300	321,300	5
Account receivable from JBS USA, LLC	13,708	13,708	465	465	5
Derivative trading accounts margin cash(b)	39,110	39,110	4,528	4,528
Commodity derivative assets(b):					8
Futures	1,204	1,204	32,962	32,962
Options	8,164	8,164	399	399
Long-term investments in available-for-sale securities	12,224	12,224	11,595	11,595	7
Long-term restricted cash and cash equivalents(c)	5,000	5,000	5,000	5,000
Accounts payable and Accrued expenses and other current liabilities(d)	(617,710)	(617,710)	(611,333)	(611,333)	10
Account payable to JBS USA, LLC	(13,073)	(13,073)	(7,212)	(7,212)	15
Commodity derivative liabilities(e):					8
Futures	(32,405)	(32,405)	(8,497)	(8,497)
Options	(17)	(17)	(7,890)	(7,890)
Long-term debt and other borrowing arrangements(f)	(1,463,887)	(1,531,212)	(1,339,304)	(1,355,135)	11
Note payable to JBS USA Holdings	(50,000)	(50,667)	—	—	11

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(a)	Cash held by the Company’s captive insurance subsidiaries is restricted as to use because it collateralizes certain insurance obligations.
(b)	Derivative trading accounts margin cash and commodity derivative assets are included in Prepaid expenses and other current assets on the Consolidated Balance Sheets.
(c)	Long-term restricted cash and cash equivalents are included in Other long-lived assets on the Consolidated Balance Sheets.
(d)	Accounts payable and Accrued expenses and other current liabilities presented above excludes commodity derivative liabilities.
(e)	Commodity derivative liabilities are included in Accrued expenses on the Consolidated Balance Sheets.
(f)	The fair values of the Company’s long-term debt and other borrowing arrangements were estimated by calculating the net present value of future payments for each debt obligation or borrowing discounted using the US Treasury interest rate applicable for an instrument with a life similar to the remaining life of each debt obligation or borrowing plus the same interest rate spread applied to each debt obligation or borrowing at inception.

The carrying amounts of our cash and cash equivalents, derivative trading accounts margin cash, restricted cash and cash equivalents, accounts receivable, accounts payable and certain other liabilities approximate their fair values due to their relatively short maturities. The Company adjusts its investments, commodity derivative assets and commodity derivative liabilities to fair value based on quoted market prices in active markets for identical instruments, quoted market prices in active markets for similar instruments with inputs that are observable for the subject instrument or unobservable inputs such as discounted cash flow models or valuations.

Effective September 28, 2008, the Company adopted guidance under ASC Topic 820, Fair Value Measurements and Disclosures, which establishes a framework for measuring fair value and required enhanced disclosures about fair value measurements. The subject guidance under ASC Topic 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The subject guidance under ASC Topic 820 also requires disclosure about how fair value was determined for assets and liabilities and established a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities;

Level 2	Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or

Level 3	Unobservable inputs, such as discounted cash flow models or valuations.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

As of June 26, 2011, the Company held certain items that are required to be measured at fair value on a recurring basis. These included cash and cash equivalents, derivative assets and liabilities, short-term investments in available-for-sale securities and long-term investments in available-for-sale securities. Cash equivalents consist of short-term, highly liquid, income-producing investments such as money market funds and other funds that have maturities of 90 days or less. Derivative assets and liabilities consist of long and short positions on both exchange-traded commodity futures and commodity options as well as margin cash on account with the Company’s derivatives brokers. Short-term investments in available-for-sale securities consist of short-term, highly liquid, income-producing investments such as municipal debt securities that have maturities of greater than 90 days but less than one year. Long-term investments in available-for-sale securities consist of income-producing investments such as municipal debt securities, corporate debt securities, equity securities and fund-of-funds units that have maturities of greater than one year.

The following items were measured at fair value on a recurring basis at June 26, 2011:

	Level 1	Level 2	Level 3	Total
		(In thousands)

Cash and cash equivalents	$34,564	$—	$—	$34,564
Short-term restricted cash and cash equivalents	61,483	—	—	61,483
Short-term investments in available-for-sale securities	—	824	—	824
Derivative trading accounts margin cash	39,110	—	—	39,110
Commodity derivative assets:
Futures	1,204	—	—	1,204
Options	—	8,164	—	8,164
Long-term investments in available-for-sale securities	7,062	3,921	1,241	12,224
Long-term restricted cash and cash equivalents	5,000	—	—	5,000
Commodity derivative liabilities:
Futures	(32,405)	—	—	(32,405)
Options	—	(17)	—	(17)

Financial assets and liabilities classified in Level 1 at June 26, 2011 include cash and cash equivalents, restricted cash and cash equivalents, equity securities and commodity futures derivative instruments traded in active markets. The valuation of these instruments is determined using a market approach, taking into account current interest rates, creditworthiness, and liquidity risks in relation to current market conditions, and is based upon unadjusted quoted prices for identical assets in active markets. The valuation of financial assets and liabilities in Level 2 is determined using a market approach based upon quoted prices for similar assets and liabilities in active markets or other inputs that are observable for substantially the full term of the financial instrument. Level 2 securities primarily include fixed income securities and commodity option derivative instruments. The valuation of financial assets in Level 3 is determined using an income approach based on unobservable inputs such as discounted cash flow models or valuations. The Company’s sole Level 3 financial asset at June 26, 2011 was a fund of funds investment.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table presents activity for the twenty-six weeks ended June 26, 2011 and June 27, 2010, respectively, related to the Company’s investment in a fund of funds asset that is measured at fair value on a recurring basis using Level 3 inputs:

	Twenty-Six Weeks Ended
	June 26, 2011	June 27, 2010
	(In thousands)

Balance at beginning of period	$1,190	$1,116
Included in other comprehensive income	51	23

Balance at end of period	$1,241	$1,139

5.	TRADE ACCOUNTS AND OTHER RECEIVABLES

Trade accounts and other receivables, less allowance for doubtful accounts, consisted of the following:

	June 26, 2011	December 26, 2010
	(In thousands)

Trade accounts receivable	$360,620	$318,008
Account receivable from JBS USA, LLC	13,708	465
Other receivables	9,932	9,355

Receivables, gross	384,260	327,828
Allowance for doubtful accounts	(5,557)	(6,063)

Receivables, net	$378,703	$321,765

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

6.	INVENTORIES

Inventories consisted of the following:

	June 26,	December 26,
	2011	2010
	(In thousands)

Chicken:
Live chicken and hens	$397,573	$348,700
Feed, eggs and other	226,640	221,939
Finished chicken products	322,303	440,458

Total chicken inventories	946,516	1,011,097

Other products:
Commercial feed, table eggs and other	14,419	12,355
Distribution inventories (other than chicken products)	6,132	5,802

Total other products inventories	20,551	18,157

Total inventories	$967,067	$1,029,254

Inventories included a lower-of-cost-or-market allowance of $2.5 million at December 26, 2010. There was no lower-of-cost-or-market allowance at June 26, 2011.

7.	INVESTMENTS IN SECURITIES

We recognize investments in available-for-sale securities as cash equivalents, current investments or long-term investments depending upon each security’s length to maturity. Additionally, those securities identified by management at the time of purchase for funding operations in less than one year are classified as current. The following table summarizes our investments in available-for-sale securities:

	June 26, 2011		December 26, 2010
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
		(In thousands)

Cash equivalents:
Fixed income securities	$701	$718	$50	$51
Other	60,765	60,765	60,902	60,952

Short-term investments:
Fixed income securities	$806	$824	$1,518	$1,554

Long-term investments:
Fixed income securities	$3,720	$3,921	$3,285	$3,452
Equity securities	6,008	7,062	5,884	6,953
Other	1,300	1,241	1,300	1,190

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Maturities for the Company’s investments in fixed income securities as of June 26, 2011 were as follows:

	Amount	Percent
	(In thousands)

Matures in less than one year	$1,542	28%
Matures between one and two years	1,074	20%
Matures between two and five years	1,759	32%
Matures in excess of five years	1,088	20%

	$5,463	100%

The cost of each security sold and the amount reclassified out of accumulated other comprehensive income into earnings is determined on a specific identification basis.

The Company and certain retirement plans that it sponsors invest in a variety of financial instruments. Certain postretirement funds in which the Company participates hold significant amounts of mortgage-backed securities. However, none of the mortgages collateralizing these securities are considered subprime.

Certain investments are held in trust as compensating balance arrangements for our insurance liability and are classified as either restricted cash and cash equivalents, current investments or long-term investments based on a date of maturity and management’s intention for use of such assets.

8.	DERIVATIVE FINANCIAL INSTRUMENTS

The Company utilizes various raw materials in its operations, including corn, soybean meal, soybean oil and energy, such as natural gas, electricity and diesel fuel, which are all considered commodities. The Company considers these raw materials generally available from a number of different sources and believes it can obtain them to meet its requirements. These commodities are subject to price fluctuations and related price risk due to factors beyond our control, such as economic and political conditions, supply and demand, weather, governmental regulation and other circumstances. Generally, the Company purchases derivative financial instruments, specifically exchange-traded futures and options, in an attempt to mitigate price risk related to its anticipated consumption of commodity inputs for periods of up to 12 months. The Company may purchase longer-term derivative financial instruments on particular commodities if deemed appropriate. The fair value of derivative assets is included in the line item Prepaid expenses and other current assets on the Consolidated Balance Sheets while the fair value of derivative liabilities is included in the line item Accrued expenses and other current liabilities on the same statements. Our counterparties require that we post cash collateral for changes in the net fair value of the derivative contracts.

We have not designated the derivative financial instruments that we have purchased to mitigate commodity purchase exposures as cash flow hedges. Therefore, we recognized changes in the fair value of these derivative financial instruments immediately in earnings. Gains or losses related to these derivative financial instruments are included in the line item Cost of sales in the Consolidated Statements of Operations. The Company recognized net losses of $5.7 million and net gains of $26.3 million, respectively, related to changes in the fair value of its derivative financial instruments during the thirteen and twenty-six weeks ended June 26, 2011.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company recognized $2.4 million in net gains and $9.0 million in net losses, respectively, related to changes in the fair value of its derivative financial instruments during the thirteen and twenty-six weeks ended June 27, 2010.

Information regarding the Company’s outstanding derivative instruments and cash collateral posted with brokers is included in the following table:

	June 26,	December 26,
	2011	2010
	(Fair values in thousands)
Fair values:
Commodity derivative assets	9,368	$33,361
Commodity derivative liabilities	(32,422)	(16,387)
Cash collateral posted with brokers	39,110	4,528
Derivatives Coverage(a) :
Corn	15.6%	13.8%
Soybean meal	2.7%	8.7%
Period through which stated percent of needs are covered:
Corn	July 2012	December 2011
Soybean meal	May 2012	December 2011

Written put options outstanding(b) :
Fair value	$(17)	$7,890
Number of contracts:
Corn	80	6,775
Soybean meal	—	750
Expiration dates	December 2011	May 2011 through December 2011

Short positions on outstanding futures derivative instruments(b) :
Fair value	$1,178	$8,497
Number of contracts:
Corn	352	2,805
Soybean meal	5	692

(a)	Derivatives coverage is the percent of anticipated corn and soybean meal needs covered by outstanding derivative instruments through a specified date.
(b)	A written put option is an option that the Company has sold that grants the holder the right, but not the obligation, to sell the underlying asset at a certain price for a specified period of time. When the Company takes a short position on a futures derivative instrument, it agrees to sell the underlying asset in the future at a price established on the contract date. The Company writes put options and takes short positions on futures derivative instruments to minimize the impact of feed ingredients price volatility on its operating results.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

On December 28, 2009, the Company recognized in earnings a previously unrealized gain totaling $4.1 million on a derivative instrument designated as a cash flow hedge against the interest rate charged on an unsecured note payable that was effectively extinguished on December 28, 2009. This gain was included in the line item Reorganization items, net in the Consolidated Statement of Operations for the twenty-six weeks ended June 27, 2010.

9.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment (“PP&E”), net consisted of the following:

	June 26,	December 26,
	2011	2010
	(In thousands)

Land	$80,224	$81,212
Buildings	1,090,722	1,091,004
Machinery and equipment	1,437,865	1,414,718
Autos and trucks	61,203	57,441
Construction-in-progress	145,355	96,442

PP&E, gross	2,815,369	2,740,817
Accumulated depreciation	(1,456,991)	(1,382,681)

PP&E, net	$1,358,378	$1,358,136

The Company recognized depreciation expense of $48.2 million and $54.2 million during the thirteen weeks ended June 26, 2011 and June 27, 2010, respectively and $95.1 million and $106.8 million during the twenty-six weeks ended June 26, 2011 and June 27, 2010, respectively.

During the thirteen and twenty-six weeks ended June 26, 2011, the Company sold certain PP&E for cash of $0.5 million and $4.9 million and recognized net losses on these sales of $0.8 million and net gains of $0.3 million, respectively. PP&E sold in 2011 included an idled feed mill in Georgia, various broiler and breeder farms in Texas, vacant land in Texas and miscellaneous processing equipment. During the thirteen and twenty-six weeks ended June 27, 2010, the Company sold certain PP&E for cash of $0.6 million and $1.6 million and recognized net gains on these sales of $0.2 million and $0.1 million, respectively. PP&E sold in 2010 included a broiler farm and miscellaneous equipment.

Management has committed to the sale of certain properties and related assets, including, but not limited to, processing plants, office buildings and farms, which no longer fit into the operating plans of the Company. The Company is actively marketing these properties and related assets for immediate sale and believes a sale of each property can be consummated within the next 12 months. At June 26, 2011 and December 26, 2010, the Company reported properties and related assets totaling $48.2 million and $47.7 million, respectively, in Assets held for sale on its Consolidated Balance Sheets. For both the thirteen and twenty-six weeks ended June 26, 2011, the Company recognized impairment expense of $2.8 million on certain of these assets based on purchase offers received from outside parties and accepted by the Company.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

As part of the Chapter 11 reorganization activities discussed in “Note 2. Chapter 11 Proceedings” and the exit or disposal activities discussed in “Note 3. Exit or Disposal Activities,” the Company closed or idled various processing complexes, processing plants, hatcheries and broiler farms throughout the US. Neither the Board of Directors nor JBS USA has determined if it would be in the best interest of the Company to divest any of these idled assets. Management is therefore not certain that it can or will divest any of these assets within one year, is not actively marketing these assets and, accordingly, has not classified them as assets held for sale. The Company continues to depreciate these assets. At June 26, 2011, the carrying amount of these idled assets was $72.7 million based on depreciable value of $163.1 million and accumulated depreciation of $90.4 million. We reopened an idled processing plant in Douglas, Georgia in January 2011. We anticipate that this plant will be operating at full capacity by the second quarter of 2012.

The Company last formally estimated the fair values of its assets held for sale and idled assets during the thirteen weeks ended December 26, 2010. Most of the production-related assets were valued at their highest and best use—as operating chicken processing facilities. A selected few of the production-related assets and the office buildings held for sale were valued as empty facilities. Management does not believe that the aggregate carrying amount of the assets held for sale or the idled assets is significantly impaired at the present time. However, should the carrying amounts of these assets consistently exceed future purchase offers received, if any, recognition of impairment charges could become necessary. Further, if chicken prices and feed ingredient prices fail to improve relative to current levels, the Company’s ability to recover the carrying value of its operating assets, including its property, plant and equipment and identified intangible assets could be materially jeopardized. At the present time, the Company’s forecasts indicate that it can recover the carrying value of its operating assets, including its property, plant and equipment and identified intangible assets, based on the projected cash flows of the operations.

Subsequent to the date of the Consolidate Balance Sheets, the Company signed a listing agreement to market for sale an idled processing facility in Franconia, Pennsylvania. The carrying amount of the processing facility and related assets at June 26, 2011 was $8.2 million.

Subsequent to the balance sheet date, the Company developed and announced plans to close its Dallas, Texas processing facility. The Company will impair the carrying amount of the processing facility’s land and buildings as well as the carrying amount of certain breeder farms that currently supply the processing facility by approximately $9.1 million during the third quarter of 2011. The Company also expects to incur closing costs totaling $16.6 million and to write off related breeder hen inventories of $3.0 million in the third quarter of 2011.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

10.	CURRENT LIABILITIES

Current liabilities, other than income taxes and current maturities of long-term debt, consisted of the following components:

	June 26,	December 26,
	2011	2010
	(In thousands)

Accounts payable:
Trade accounts	$276,558	$247,500
Unfunded payments	56,939	80,393
Other payables	1,512	1,887

	335,009	329,780
Account payable to JBS USA, LLC	13,073	7,212

Accrued expenses and other current liabilities:
Compensation and benefits	87,813	108,639
Interest and debt-related fees	11,793	12,624
Insurance and self-insured claims	88,294	83,648
Commodity derivative liabilities:
Futures	32,405	8,497
Options	17	7,890
Other accrued expenses	94,447	76,296
Pre-petition obligations	354	346

	315,123	297,940

	$663,205	$634,932

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

11.	LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS

Long-term debt and other borrowing arrangements consisted of the following components:

		June 26,	December 26,
	Maturity	2011	2010
		(In thousands)

Senior notes, at 7 7/8%, net of unaccreted discount	2018	$496,618	$496,393
The Exit Credit Facility with one term note payable at 4.6875% and one term note payable at 9.00% which the Company had funds borrowed at 4.2368%	2012-2014	582,337	632,500
	2012	380,000	205,300
ING Credit Agreement (defined below) with notes payable at LIBOR plus 1.65% to LIBOR plus 3.125%	2011	—	—
JBS USA Holdings Subordinated Loan Agreement with one term note payable at 9.845%	2015	50,000	—
Other	Various	4,932	5,111

Long-term debt		1,513,887	1,339,304
Less: Current maturities of long-term debt		(15,607)	(58,144)

Long-term debt, less current maturities		$1,498,280	$1,281,160

Senior and Subordinated Notes

On December 15, 2010, the Company closed on the sale of $500.0 million of 7 7/8% Senior Notes due in 2018 (the “2018 Notes”). The 2018 Notes are unsecured obligations of the Company and are guaranteed by one of the Company’s subsidiaries. Interest is payable on December 15 and June 15 of each year, commencing on June 15, 2011. Additionally, we have an aggregate principal balance of $3.9 million of 7 5/8% senior unsecured notes, 8 3/8% senior subordinated unsecured notes and 9 1/4% senior unsecured notes outstanding at June 26, 2011.

On June 23, 2011, the Company entered into the Subordinated Loan Agreement with JBS USA (the “Subordinated Loan Agreement”), which provided an aggregate commitment of $100.0 million. On June 23, 2011, JBS USA made a term loan to the Company in the principal amount of $50.0 million. In addition, JBS USA agreed to make an additional one-time term loan in the principal amount of $50.0 million if the Company’s availability under the revolving loan commitment in the Exit Credit Facility is less than $200.0 million. The commitment, under the Subordinated Loan Agreement, will terminate on the earlier to occur of (i) the date on which all amounts owing under the Exit Credit Facility are due and payable in accordance with its terms or (ii) June 27, 2015. Loans under the Subordinated Loan Agreement mature on June 28, 2015.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Exit Credit Facility

Upon exiting from bankruptcy, Pilgrim’s and certain of its subsidiaries entered into the Exit Credit Facility, which provided for an aggregate commitment of $1.75 billion. The facility consisted of a three-year $600.0 million revolving credit facility, a three-year $375.0 million Term A facility and a five-year $775.0 million Term B facility. The Exit Credit Facility also includes an accordion feature that allows us, at any time, to increase the aggregate revolving loan commitment by up to an additional $250.0 million and to increase the aggregate Term B loans commitment by up to an additional $400.0 million, in each case subject to the satisfaction of certain conditions, including an aggregate cap on all commitments under the Exit Credit Facility of $1.85 billion. On January 13, 2011, we increased the amount of the revolving loan commitments under the Exit Credit Facility to $700.0 million. On April 22, 2011, we increased the amount of the sub-limit for swingline loans under the Exit Credit Facility to $100.0 million. The Term A loan was repaid on December 15, 2010 with proceeds from the 2018 Notes. The revolving loan commitment and the Term B loans will mature on December 28, 2014.

On June 26, 2011, a principal amount of $582.3 million under the Term B loans commitment and $380.0 million under the revolving loan commitment were outstanding. On December 28, 2009, the Company paid loan costs totaling $50.0 million related to the Exit Credit Facility that it recognized as an asset on its balance sheet. The Company amortizes these capitalized costs to expense over the life of the Exit Credit Facility.

Subsequent to the end of each fiscal year, a portion of our cash flow must be used to repay outstanding principal amounts under the Term B loans. In April 2011, the Company paid approximately $46.3 million of its excess cash flow toward the outstanding principal under the Term B loans. After giving effect to this prepayment and other prepayments of the Term B loans, the Term B loans must be repaid in 16 quarterly installments of approximately $3.9 million beginning on April 15, 2011, with the final installment due on December 28, 2014. The Exit Credit Facility also requires us to use the proceeds we receive from certain asset sales and specified debt or equity issuances and upon the occurrence of other events to repay outstanding borrowings under the Exit Credit Facility.

Actual borrowings by the Company under the revolving credit commitment component of the Exit Credit Facility are subject to a borrowing base, which is a formula based on certain eligible inventory, eligible receivables and restricted cash under the control of CoBank ACB, as administrative agent under the Exit Credit Facility. As of June 26, 2011, the applicable borrowing base was $700.0 million, the amount available for borrowing under the revolving loan commitment was $279.8 million and outstanding borrowings and letters of credit under the revolving loan commitment were $380.0 million and $40.2 million, respectively.

Under the Exit Credit Facility, JBS USA, the Company’s majority stockholder, or its affiliates may make loans to the Company on a subordinated basis on terms reasonably satisfactory to the agents under the Exit Credit Facility and up to $200.0 million of such subordinated indebtedness may be included in the calculation of EBITDA (as defined in the Exit Credit Facility).

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Exit Credit Facility contains financial covenants and various other covenants that may adversely affect our ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain restricted payments, consummate certain assets sales, enter into certain transactions with JBS USA and our other affiliates, merge, consolidate and/or sell or dispose of all or substantially all of our assets.

On June 23, 2011, the Company entered into an amendment to the Exit Credit Facility, which, among other things, temporarily suspended the requirement for the Company to comply with the fixed charge coverage ratio and senior secured leverage ratio financial covenants until September 23, 2012 and modified the consolidated tangible net worth financial covenant. The Company is currently in compliance with the required tangible net worth covenant. However, if chicken prices and feed ingredient prices fail to improve relative to current levels, the Company’s ability to maintain compliance with this financial covenant could be materially jeopardized.

ING Credit Agreement

On September 25, 2006, Avícola Pilgrim’s Pride de México, S. de R.L. de C.V., a wholly owned subsidiary of the Company, entered into a secured revolving credit agreement (the “ING Credit Agreement”) with ING Capital, LLC, as agent and the lenders party thereto. The ING Credit Agreement has a final maturity date of September 25, 2011 and a revolving commitment of 557.4 million Mexican pesos, a US dollar-equivalent $46.8 million at June 26, 2011. There were no outstanding borrowings under the ING Credit Agreement at June 26, 2011.

12.	INCOME TAXES

The Company recorded an income tax benefit of $6.4 million, a 2.5% effective tax rate, for the twenty-six weeks ended June 26, 2011, compared to an income tax benefit of $34.8 million, a 76.4% effective tax rate, for the twenty-six weeks ended June 27, 2010. The income tax benefit recognized for the twenty-six weeks ended June 26, 2011 was primarily the result of the tax benefit recorded on the Company’s year-to-date loss that is expected to be realized, partially offset by tax expense for items originating in the prior year.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income and tax-planning strategies in making this assessment. As of June 26, 2011, the Company does not believe it has sufficient positive evidence to conclude that realization of its federal, state and foreign deferred tax assets is more likely than not to be realized.

With few exceptions, the Company is no longer subject to US federal, state or local income tax examinations for years prior to 2003 and is no longer subject to Mexico income tax examination for years prior to 2006.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company continues to be under examination for Gold Kist and its subsidiaries for the tax years ended June 30, 2004 through December 27, 2006. The Company is still currently working with the Internal Revenue Service (“IRS”) through the normal processes and procedures to resolve the IRS’ proofs of claim. There has been no significant change in the resolution of the IRS’ claim since December 26, 2010. See “Note 16. Commitments and Contingencies” for additional information.

13.	PENSION AND OTHER POSTRETIREMENT BENEFITS

The Company sponsors programs that provide retirement benefits to most of its employees. These programs include qualified defined benefit pension plans, nonqualified defined benefit retirement plans, a defined benefit postretirement life insurance plan, defined contribution retirement savings plans and deferred compensation plans. Under all of our retirement plans, the Company’s expenses were $3.0 million and $4.8 million in the thirteen weeks ended June 26, 2011 and June 27, 2010, respectively, and $5.3 million and $7.1 million in the twenty-six weeks ended June 26, 2011 and June 27, 2010, respectively.

The following table provides the components of net periodic benefit cost for the defined benefit plans mentioned above:

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 26, 2011		June 27, 2010		June 26, 2011		June 27, 2010
	Pension	Other	Pension	Other	Pension	Other	Pension	Other
	Benefits	Benefits	Benefits	Benefits	Benefits	Benefits	Benefits	Benefits
		(In thousands)				(In thousands)
Service cost	$47	$—	$396	$—	$99	$—	$502	$—
Interest cost	2,211	30	8,269	28	4,676	64	10,477	56
Estimated return on plan assets	(1,665)	—	(5,486)	—	(3,521)	—	(6,951)	—
Amortization of prior service cost	26	—	254	—	54	—	322	—
Amortization of net loss	1	—	7	—	2	—	9	—

Net periodic benefit cost	$620	$30	$3,440	$28	$1,310	$64	$4,359	$56

During the twenty-six weeks ended June 26, 2011, the Company contributed $3.1 million to its defined benefit plans. Subsequent to June 26, 2011, the Company contributed $1.4 million to its defined benefit plans.

14.	INCENTIVE COMPENSATION PLANS

The Company granted 200,000 restricted shares of its common stock to William W. Lovette, the Company’s Chief Executive Officer, effective January 14, 2011 in connection with the employment agreement with Mr. Lovette. Fifty percent of these shares will vest on January 3, 2013 and the remaining shares will vest on January 3, 2014, subject to Mr. Lovette’s continued employment with the Company through the applicable vesting date. The $1.4 million fair value of the shares as of the grant date was determined by multiplying the number of shares granted by the closing market price of the Company’s common stock on the grant date.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Assuming no forfeiture of shares, the Company will recognize share-based compensation expense of $0.7 million ratably from January 14, 2011 to January 3, 2013. The Company will also recognize share-based compensation expense of $0.7 million ratably from January 14, 2011 to January 3, 2014. During the thirteen and twenty-six weeks ended June 26, 2011, the Company recognized share-based compensation expense totaling $0.2 million and $0.3 million, respectively.

The Company sponsors an annual incentive program that provides the grant of bonus awards payable upon achievement of specified performance goals (the “STIP”). Full-time, salaried exempt employees of the Company and its affiliates who are selected by the administering committee are eligible to participate in the STIP. The Company has not accrued costs related to the STIP as of the date of this quarterly report because a liability is not probable to be incurred at this time given current financial results.

The Company also sponsors a performance-based, omnibus long-term incentive plan that provides for the grant of a broad range of long-term equity-based and cash-based awards to the Company’s officers and other employees, members of the Board and any consultants (the “LTIP”). The equity-based awards that may be granted under the LTIP include “incentive stock options,” within the meaning of the Internal Revenue Code, nonqualified stock options, stock appreciation rights, restricted stock awards and restricted stock units. No awards have been granted under the LTIP and the Company has not accrued costs related to the LTIP as of the date of this quarterly report.

15.	RELATED PARTY TRANSACTIONS

On December 28, 2009, JBS USA became the holder of the majority of the common stock of the Company. Lonnie A. “Bo” Pilgrim, an original partner in the Company’s predecessor partnership founded in 1946, and certain entities related to Mr. Pilgrim collectively own the second-largest block of Pilgrim’s common stock. Mr. Pilgrim serves as the Founder Director of the Company.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Transactions with a JBS USA subsidiary and the Founder Director are summarized below:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26,	June 27,	June 26,	June 27,
	2011	2010	2011	2010
	(In thousands)

JBS USA, LLC:

Purchases from JBS USA, LLC	$37,981	$22,052	$78,027	$37,823

Expenditures paid by JBS USA, LLC on behalf of Pilgrim’s Pride Corporation(a)	$6,281	12,509	$14,150	12,509

Sales to JBS USA, LLC	$17,989	1,128	41,723	1,776

Expenditures paid by Pilgrim’s Pride Corporation on behalf of JBS USA, LLC(a)	$479	233	650	233

Founder Director:

Purchase of commercial egg property from Founder Director(b)	$—	—	—	12,000

Loan guaranty fees paid to Founder Director(c)	$—	—	—	8,928

Contract grower pay paid to Founder Director	$369	335	669	699

Consulting fee paid to Founder Director(d)	$374	373	748	748

Board fees paid to Founder Director(d)	$39	—	76	—

Lease payments on commercial egg property paid to Founder Director	$—	—	—	125

Sales of inventory to Founder Director	$4	—	5	23

Sale of airplane hangars and undeveloped land to Founder Director(e)	$—	1,450	—	1,450

(a)	On January 19, 2010, the Company entered into an agreement with JBS USA, LLC in order to allocate costs associated with JBS USA, LLC’s procurement of SAP licenses and maintenance services for its combined companies. Under this agreement, the fees associated with procuring SAP licenses and maintenance services are allocated between the Company and JBS USA, LLC in proportion to the percentage of licenses used by each company. The agreement expires on the date of expiration, or earlier termination, of the underlying SAP license agreement. On May 5, 2010, the Company also entered into an agreement with JBS USA, LLC in order to allocate the costs of supporting the business operations by one consolidated corporate team, which have historically been supported by their respective corporate teams. Expenditures paid by JBS USA, LLC on behalf of the Company will be reimbursed by the Company and expenditures paid by the Company on behalf of JBS USA, LLC will be reimbursed by JBS USA, LLC. This agreement expires on May 5, 2015.
(b)	On February 23, 2010, the Company purchased a commercial egg property from the Founder Director for $12.0 million. Prior to the purchase, the Company leased the commercial egg property including all of the ongoing costs of the operation from the Founder Director.
(c)	Prior to December 28, 2009, Pilgrim Interests, Ltd., an entity related to the Founder Director, guaranteed a portion of the Company’s debt obligations. In consideration of such guarantees, the Company would pay Pilgrim Interests, Ltd. a quarterly fee equal to 0.25% of one-half of the average aggregate outstanding balance of such guaranteed debt. Pursuant to the terms of the financing in place during the term of the Company’s Chapter 11 case, the Company could not pay any loan guarantee fees without the consent of the lenders party thereto. At December 27, 2009, the Company had accrued loan guaranty fees totaling $8.9 million. The Company paid these fees after emerging from bankruptcy on December 28, 2009.
(d)	In connection with the Company’s plan of reorganization, the Company and the Founder Director entered into a consulting agreement, which became effective on December 28, 2009. The terms of the consulting agreement include, among other things, that the Founder Director (i) will provide services to the Company that are comparable in the aggregate with the services provided by him to the Company prior to December 28, 2009, (ii) will be appointed to the Board of Directors of the Company and during the term of the consulting agreement will be nominated for subsequent terms on the board, (iii) will be compensated for services rendered to the Company at a rate of $1.5 million per year for a term of five years, (iv) will be subject to customary non-solicitation and non-competition provisions and (v) will be, along with his spouse, provided with medical benefits (or will be compensated for medical coverage) that are comparable in the aggregate to the medical benefits afforded to employees of the Company.
(e)	On June 9, 2010, the Company sold two airplane hangars and undeveloped land to the Founder Director for $1.45 million.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

As of June 26, 2011 and December 26, 2010, the outstanding payable to JBS USA was $13.1 million and $7.2 million, respectively. As of June 26, 2011 and December 26, 2010, the outstanding receivable from JBS USA, LLC was $13.7 million and $0.5 million, respectively. As of June 26, 2011, approximately $4.0 million of goods from JBS USA, LLC were in transit and not reflected on our Consolidated Balance Sheet.

The Company is party to grower contracts involving farms owned by the Founder Director that provide for the placement of Company-owned flocks on these farms during the grow-out phase of production. These contracts are on terms substantially the same as contracts executed by the Company with unaffiliated parties and can be terminated by either party upon completion of the grow-out phase for each flock.

The Company maintains depository accounts with a financial institution in which the Founder Director is also a major stockholder. Fees paid to this bank during the thirteen and twenty-six weeks ended June 26, 2011 and June 27, 2010 were insignificant. The Company had account balances at this financial institution of approximately $1.7 million and $4.2 million at June 26, 2011 and December 26, 2010, respectively.

The Founder Director has deposited $0.3 million with the Company as an advance on miscellaneous expenditures.

A son of the Founder Director occasionally sells commodity feed products and a limited amount of other services to the Company. There were no significant purchases during the thirteen and twenty-six weeks ended June 26, 2011 and June 27, 2010. He also leases a small amount of land on an arm’s-length basis from the Company for an insignificant rent.

On March 2, 2011, the Company contracted with a third party real estate company to market the home of our Chief Executive Officer in order for him to relocate to Colorado. The officer has been guaranteed up to $2.1 million when the home is sold.

16.	COMMITMENTS AND CONTINGENCIES

We are a party to many routine contracts in which we provide general indemnities in the normal course of business to third parties for various risks. Among other considerations, we have not recorded a liability for any of these indemnities as based upon the likelihood of payment, the fair value of such indemnities would not have a material impact on our financial condition, results of operations and cash flows.

The Company is subject to various legal proceedings and claims which arise in the ordinary course of business. In the Company’s opinion, it has made appropriate and adequate accruals for claims where necessary; however, the ultimate liability for these matters is uncertain, and if significantly different than the amounts accrued, the ultimate outcome could have a material effect on the financial condition or results of operations of the Company. For a discussion of the material legal proceedings and claims, see Part II, Item 1. “Legal Proceedings.” Below is a summary of some of these material proceedings and claims. The Company believes it has substantial defenses to the claims made and intends to vigorously defend these cases.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

On December 1, 2008, Pilgrim’s and six of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The cases were jointly administered under Case No. 08-45664. The Company emerged from Chapter 11 on December 28, 2009. The Company continues to work through the claims allowance process with respect to claims arising before December 28, 2009. The Company will be responsible to the extent those claims become allowed claims.

Among the claims presently pending are two claims brought against certain current and former directors, executive officers and employees of the Company, the Pilgrim’s Pride Administrative Committee and the Pilgrim’s Pride Pension Committee seeking unspecified damages under section 502 of the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1132. Each of these actions was brought by individual participants in the Pilgrim’s Pride Retirement Savings Plan, individually and on behalf of a putative class, alleging that the defendants breached fiduciary duties to plan participants and beneficiaries or otherwise violated ERISA. Although the Company is not a named defendant in these actions, our bylaws require us to indemnify our current and former directors and officers from any liabilities and expenses incurred by them in connection with actions they took in good faith while serving as an officer or director. In these actions the plaintiffs assert claims in excess of $35.0 million. The likelihood of an unfavorable outcome or the amount or range of any possible loss to the Company cannot be determined at this time.

Also, among the claims presently pending against the Company are two identical claims seeking unspecified damages, each brought by a stockholder, individually and on behalf of a putative class, alleging violations of certain antifraud provisions of the Securities Exchange Act of 1934. The Company intends to defend vigorously against the merits of these actions. The likelihood of an unfavorable outcome or the amount or range of any possible loss to the Company cannot be determined at this time.

Other claims presently pending against the Company are claims seeking unspecified damages brought by current or former contract chicken growers who allege, along with other assertions, that the Company breached grower contracts, conspired with a competitor to depress grower pay and made false representations to induce the plaintiffs into building chicken farms and entering into chicken growing agreements with the Company. We deny any liability in these actions and intend to assert vigorous defenses to the litigation. Nonetheless, there can be no assurances that other similar claims may not be brought against the Company. The Company has recorded an estimated liability related to these claims. We express no opinion as to the likelihood of an unfavorable outcome or the amount or range of any possible loss to us.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The IRS has filed an amended proof of claim in the Bankruptcy Court pursuant to which the IRS asserts claims that total $74.7 million. We have filed in the Bankruptcy Court (i) an objection to the IRS’ amended proof of claim and (ii) a motion requesting the Bankruptcy Court to determine our US federal tax liability pursuant to Sections 105 and 505 of the Bankruptcy Code. The objection and motion assert that the Company has no liability for the additional US federal taxes that have been asserted for pre-petition periods by the IRS. The IRS has responded in opposition to our objection and motion. On July 8, 2010, the Bankruptcy Court granted our unopposed motion requesting that the Bankruptcy Court abstain from determining our federal tax liability. As a result, we intend to work with the IRS through the normal processes and procedures that are available to all taxpayers outside of bankruptcy (including the United States Tax Court (“Tax Court”) proceedings discussed below) to resolve the IRS’ amended proof of claim.

In connection with the amended proof of claim, on May 26, 2010, we filed a petition in Tax Court in response to a Notice of Deficiency that was issued to the Company as the successor in interest to Gold Kist. The Notice of Deficiency and the Tax Court proceeding relate to a loss that Gold Kist claimed for its tax year ended June 30, 2004. The matter is currently in litigation before the Tax Court.

On August 10, 2010, we filed two petitions in Tax Court. The first petition relates to three Notices of Deficiency that were issued to us with respect to our 2003, 2005 and 2007 tax years. The second petition relates to a Notice of Deficiency that was issued to us with respect to Gold Kist’s tax year ended June 30, 2005 and its short tax year ended September 30, 2005. Both cases are currently in litigation before the Tax Court.

We express no opinion as to the likelihood of an unfavorable outcome or the amount or range of any possible loss to us related to the above Tax Court cases. If adversely determined, the outcome could have a material effect on the Company’s operating results and financial position.

The Notices of Deficiency and the Tax Court proceedings discussed above cover the same tax years and the same amounts that were asserted by the IRS in its $74.7 million amended proof of claim that was filed in the Bankruptcy Court.

17.	INSURANCE PROCEEDS

In April and May of 2011, severe weather and flooding damaged portions of the buildings, machinery and equipment at the Company’s facilities in Russellville, Alabama, Sumter, South Carolina and DeQueen, Arkansas. The Company has filed a claim with its insurance company as a result of these damages and expects to receive the proceeds in the third quarter of 2011. On September 19, 2010, a fire at the Company’s Elberton, Georgia facility damaged a portion of our plant’s building, machinery and equipment. On July 21, 2008, a fire at one of the Company’s facilities in Mt. Pleasant, Texas damaged a significant portion of the plant’s building, machinery and equipment. The Company resumed operations at the Mt. Pleasant plant in April 2009. The insurance claim was closed in May 2010.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company did not receive proceeds from insurance during the thirteen weeks ended June 26, 2011 and June 27, 2010. The Company received the following proceeds during the twenty-six weeks ended June 26, 2011 and June 27, 2010:

	Twenty-Six Weeks Ended
	June 26,	June 27,
	2011	2010
	(In thousands)
Business interruption:
Mt. Pleasant, Texas	$—	$5,000

Equipment repair and replacement:
Elberton, Georgia	300	—

	$300	$5,000

(a)	Business interruption proceeds are recognized in Cost of sales on the Condensed Consolidated Statements of Operations.

18.	NONCONTROLLING INTEREST

In April 2007, the Company purchased a 49% ownership interest in Merit Provisions LLC (“Merit”). Until March 2011, Merit purchased inventory from the Company for ultimate distribution to a major foodservice company. In June 2011, the Company purchased the remaining 51% ownership interest in Merit from J.O.Y. Products Corporation for $2.5 million.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

19.	BUSINESS SEGMENT AND GEOGRAPHIC REPORTING

We operate in one reportable business segment, as a producer and seller of chicken products we either produce or purchase for resale in the US, Puerto Rico and Mexico. We conduct separate operations in the US, Puerto Rico and Mexico; however, for geographic reporting purposes, we include Puerto Rico with our US operations. Corporate expenses are allocated to Mexico based upon various apportionment methods for specific expenditures incurred related thereto with the remaining amounts allocated to the US.

Net sales to customers and long-lived assets are as follows:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26,	June 27,	June 26,	June 27,
	2011	2010	2011	2010
	(In thousands)		(In thousands)
Net sales to customers:
United States	$1,724,835	$1,546,975	$3,435,114	$3,042,589
Mexico	$197,855	160,593	380,052	307,897

Net sales to customers	$1,922,690	$1,707,568	$3,815,166	$3,350,486

	June 26, 2011	December 26, 2010
	(In thousands)
Long-lived assets(a) :
United States	$1,279,737	$1,278,100
Mexico	78,641	80,036

Total long-lived assets	$1,358,378	$1,358,136

(a)	For this disclosure, we exclude financial instruments, deferred tax assets and intangible assets in accordance with ASC 280-10-50-41, Segment Reporting. Long-lived assets, as used in ASC 280-10-50-41, implies hard assets that cannot be readily removed.

20.	SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

On December 15, 2010, the Company closed on the sale of $500.0 million of 7 7/8% Senior Notes due in 2018 (the “2018 Notes”). The 2018 Notes are unsecured obligations of the Company and are fully and unconditionally guaranteed on a senior unsecured basis by Pilgrim’s Pride Corporation of West Virginia, Inc., a wholly owned subsidiary of the Company (the “Guarantor”). In accordance with Rule 3-10 of Regulation S-X promulgated under the Securities Act of 1933, the following condensed consolidating financial statements present the financial position, results of operations and cash flows of the Company (referred to as “Parent” for the purpose of this note only) on a Parent-only basis, the Guarantor on a Guarantor-only basis, the combined non-Guarantor subsidiaries and elimination entries necessary to arrive at the information for the Parent, the Guarantor and non-Guarantor subsidiaries on a consolidated basis. Investments in subsidiaries are accounted for by the Company using the equity method for this presentation.

The tables below present the condensed consolidating balance sheets as of June 26, 2011 and December 26, 2010, the condensed consolidating statements of operations for the thirteen and twenty-six weeks ended June 26, 2011 and June 27, 2010, and the condensed consolidating statements of cash flows for the twenty-six weeks ended June 26, 2011 and June 27, 2010 based on the guarantor structure.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEETS

June 26, 2011

(In thousands)

	Parent	Subsidiary Guarantor	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Consolidation

Cash and cash equivalents	$—	$—	$34,564	$—	$34,564
Restricted cash and cash equivalents	—	—	61,483	—	61,483
Investment in available-for-sale securities	—	—	824	—	824
Trade accounts and other receivables, less allowance for doubtful accounts	305,009	2,215	57,771	—	364,995
Account receivable from JBS USA, LLC	13,708	—	—	—	13,708
Inventories	821,766	22,482	122,819	—	967,067
Income taxes receivable	61,858	—	—	(4,023)	57,835
Current deferred tax assets	—	6,025	5,405	(7,818)	3,612
Prepaid expenses and other current assets	78,957	148	17,184	—	96,289
Assets held for sale	25,165	93	22,904	—	48,162

Total current assets	1,306,463	30,963	322,954	(11,841)	1,648,539

Investment in available-for-sale securities	—	—	12,224	—	12,224
Intercompany receivable	54,057	37,881	—	(91,938)	—
Investment in subsidiaries	353,632	—	—	(353,632)	—
Deferred tax assets	36,717	—	—	(4,414)	32,303
Other long-lived assets	62,115	—	182,689	(180,000)	64,804
Identified intangible assets, net	33,346	—	13,608	—	46,954
Property, plant and equipment, net	1,198,028	50,918	113,320	(3,888)	1,358,378

Total assets	$3,044,358	$119,762	$644,795	$(645,713)	$3,163,202

Accounts payable	$261,342	$9,821	$63,846	$—	$335,009
Account payable to JBS USA, LLC	13,073	—	—	—	13,073
Accrued expenses and other current liabilities	189,069	33,929	92,125	—	315,123
Income taxes payable	—	—	6,315	(4,023)	2,292
Current deferred tax liabilities	46,562	—	—	(7,818)	38,744
Current maturities of long-term debt	15,607	—	—	—	15,607

Total current liabilities	525,653	43,750	162,286	(11,841)	719,848

Long-term debt, less current maturities	1,473,280	—	—	(25,000)	1,448,280
Note payable to JBS USA Holdings, Inc.	50,000	—	—	—	50,000
Intercompany payable	—	—	91,938	(91,938)	—
Deferred tax liabilities	—	4,117	3,909	(4,414)	3,612
Other long-term liabilities	266,701	—	2,064	(155,000)	113,765

Total liabilities	2,315,634	47,867	260,197	(288,193)	2,335,505

Total Pilgrim’s Pride Corporation stockholders’ equity	728,724	71,895	381,788	(357,520)	824,887

Noncontrolling interest	—	—	2,810	—	2,810

Total stockholders’ equity	728,724	71,895	384,598	(357,520)	827,697

Total liabilities and stockholders’ equity	$3,044,358	$119,762	$644,795	$(645,713)	$3,163,202

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEETS

December 26, 2010

(In thousands)

	Parent	Subsidiary Guarantor	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Consolidation

Cash and cash equivalents	$67,685	$—	$38,392	$—	$106,077
Restricted cash and cash equivalents	—	—	60,953	—	60,953
Investment in available-for-sale securities	—	—	1,554	—	1,554
Trade accounts and other receivables, less allowance for doubtful accounts	267,348	1,779	52,173	—	321,300
Account receivable from JBS USA, LLC	465	—	—	—	465
Inventories	905,215	20,668	103,371	—	1,029,254
Income taxes receivable	62,117	—	—	(3,652)	58,465
Current deferred tax assets	—	6,025	5,176	(7,725)	3,476
Prepaid expenses and other current assets	66,178	345	14,727	—	81,250
Assets held for sale	24,741	—	22,930	—	47,671

Total current assets	1,393,749	28,817	299,276	(11,377)	1,710,465

Investment in available-for-sale securities	—	—	11,595	—	11,595
Intercompany receivable	60,882	23,724	—	(84,606)	—
Investment in subsidiaries	337,762	—	—	(337,762)	—
Deferred tax assets	27,023	—	—	(4,414)	22,609
Other long-lived assets	64,371	—	182,772	(180,000)	67,143
Identified intangible assets, net	35,308	—	13,642	—	48,950
Property, plant and equipment, net	1,199,495	45,872	116,657	(3,888)	1,358,136

Total assets	$3,118,590	$98,413	$623,942	$(622,047)	$3,218,898

Accounts payable	$265,940	$7,398	$56,442	$—	$329,780
Account payable to JBS USA, LLC	7,212	—	—	—	7,212
Accrued expenses and other current liabilities	185,897	26,394	85,649	—	297,940
Income taxes payable	—	—	10,466	(3,652)	6,814
Current deferred tax liabilities	46,470	—	—	(7,725)	38,745
Current maturities of long-term debt	58,144	—	—	—	58,144

Total current liabilities	563,663	33,792	152,557	(11,377)	738,635

Long-term debt, less current maturities	1,306,160	—	—	(25,000)	1,281,160
Intercompany payable	—	—	84,606	(84,606)	—
Deferred tax liabilities	—	4,117	3,773	(4,414)	3,476
Other long-term liabilities	269,844	—	2,187	(155,000)	117,031

Total liabilities	2,139,667	37,909	243,123	(280,397)	2,140,302

Total Pilgrim’s Pride Corporation stockholders’ equity	978,923	60,504	374,886	(341,650)	1,072,663

Noncontrolling interest	—	—	5,933	—	5,933

Total stockholders’ equity	978,923	60,504	380,819	(341,650)	1,078,596

Total liabilities and stockholders’ equity	$3,118,590	$98,413	$623,942	$(622,047)	$3,218,898

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Thirteen Weeks Ended June 26, 2011

(In thousands)

	Parent	Subsidiary Guarantor	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Consolidation

Net sales	$1,548,607	$119,650	$321,531	$(67,098)	$1,922,690
Costs and expenses:
Cost of sales	1,585,440	106,940	343,636	(67,098)	1,968,918

Gross profit (loss)	(36,833)	12,710	(22,105)	—	(46,228)

Selling, general and administrative expense	44,514	—	7,964	—	52,478

Total costs and expenses	1,629,954	106,940	351,600	(67,098)	2,021,396

Operating income (loss)	(81,347)	12,710	(30,069)	—	(98,706)

Other expenses (income):
Interest expense	27,312	—	114	—	27,426
Interest income	(52)	—	(226)	—	(278)
Miscellaneous, net	26,606	1,225	(29,480)	257	(1,392)

Total other expenses (income)	53,866	1,225	(29,592)	257	25,756

Income (loss) from continuing operations before income taxes	(135,213)	11,485	(477)	(257)	(124,462)
Income tax expense (benefit)	(1,222)	4,336	356	—	3,470

Income (loss) before equity in earnings of consolidated subsidiaries	(133,991)	7,149	(833)	(257)	(127,932)
Equity in earnings of consolidated subsidiaries	5,530	—	—	(5,530)	—

Net income (loss)	(128,461)	7,149	(833)	(5,787)	(127,932)
Less: Net income attributable to noncontrolling interest	—	—	209	—	209

Net income (loss) attributable to Pilgrim’s Pride Corporation	$(128,461)	$7,149	$(1,042)	$(5,787)	$(128,141)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Thirteen Weeks Ended June 27, 2010

(In thousands)

	Parent	Subsidiary Guarantor	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Consolidation

Net sales	$1,385,731	$121,181	$294,128	$(93,472)	$1,707,568
Costs and expenses:
Cost of sales	1,266,005	114,091	288,453	(93,472)	1,575,077

Gross profit	119,726	7,090	5,675	—	132,491

Selling, general and administrative expense	60,098	59	3,561	—	63,718
Administrative restructuring charges, net	13,302	—	3,580	—	16,882

Total costs and expenses	1,339,405	114,150	295,594	(93,472)	1,655,677

Operating income (loss)	46,326	7,031	(1,466)	—	51,891

Other expenses (income):
Interest expense	25,588	—	527	—	26,115
Interest income	(29)	—	(598)	—	(627)
Miscellaneous, net	22,460	1,092	(28,810)	754	(4,504)

Total other expenses (income)	48,019	1,092	(28,881)	754	20,984

Income (loss) from continuing operations before reorganization items and income taxes	(1,693)	5,939	27,415	(754)	30,907
Reorganization items, net	(1,688)	—	(490)	—	(2,178)

Income (loss) from continuing operations before income taxes	(5)	5,939	27,905	(754)	33,085
Income tax expense (benefit)	(19,246)	2,242	15,501	—	(1,503)

Income before equity in earnings of consolidated subsidiaries	19,241	3,697	12,404	(754)	34,588
Equity in earnings of consolidated subsidiaries	3,784	—	—	(3,784)	—

Net income	23,025	3,697	12,404	(4,538)	34,588
Less: Net income attributable to noncontrolling interest	—	—	1,670	—	1,670

Net income attributable to Pilgrim’s Pride Corporation	$23,025	$3,697	$10,734	$(4,538)	$32,918

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Twenty-Six Weeks Ended June 26, 2011

(In thousands)

	Parent	Subsidiary Guarantor	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Consolidation

Net sales	$3,091,277	$229,660	$645,154	$(150,925)	$3,815,166
Costs and expenses:
Cost of sales	3,174,896	209,011	681,522	(150,925)	3,914,504

Gross profit (loss)	(83,619)	20,649	(36,368)	—	(99,338)

Selling, general and administrative expense	90,092	—	16,052	—	106,144

Total costs and expenses	3,264,988	209,011	697,574	(150,925)	4,020,648

Operating income (loss)	(173,711)	20,649	(52,420)	—	(205,482)

Other expenses (income):
Interest expense	54,499	—	434	—	54,933
Interest income	(354)	—	(634)	—	(988)
Miscellaneous, net	51,583	2,352	(59,565)	432	(5,198)

Total other expenses (income)	105,728	2,352	(59,765)	432	48,747

Income (loss) from continuing operations before income taxes	(279,439)	18,297	7,345	(432)	(254,229)
Income tax expense (benefit)	(15,972)	6,907	2,663	—	(6,402)

Income (loss) before equity in earnings of consolidated subsidiaries	(263,467)	11,390	4,682	(432)	(247,827)
Equity in earnings of consolidated subsidiaries	12,902	—	—	(12,902)	—

Net income (loss)	(250,565)	11,390	4,682	(13,334)	(247,827)
Less: Net income attributable to noncontrolling interest	—	—	1,074	—	1,074

Net income (loss) attributable to Pilgrim’s Pride Corporation	$(250,565)	$11,390	$3,608	$(13,334)	$(248,901)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Twenty-Six Weeks Ended June 27, 2010

(In thousands)

	Parent	Subsidiary Guarantor	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Consolidation

Net sales	$2,746,284	$232,250	$571,229	$(199,277)	$3,350,486
Costs and expenses:
Cost of sales	2,572,032	224,718	568,503	(199,277)	3,165,976

Gross profit	174,252	7,532	2,726	—	184,510

Selling, general and administrative expense	100,363	(279)	12,235	—	112,319
Administrative restructuring charges, net	49,121	—	3,580	—	52,701

Total costs and expenses	2,721,516	224,439	584,318	(199,277)	3,330,996

Operating income (loss)	24,768	7,811	(13,089)	—	19,490

Other expenses (income):
Interest expense	52,961	—	1,574	—	54,535
Interest income	(55)	—	(1,119)	—	(1,174)
Miscellaneous, net	46,017	2,082	(56,042)	1,114	(6,829)

Total other expenses (income)	98,923	2,082	(55,587)	1,114	46,532

Income (loss) from continuing operations before reorganization items and income taxes	(74,155)	5,729	42,498	(1,114)	(27,042)
Reorganization items, net	18,348	—	193	—	18,541

Income (loss) from continuing operations before income taxes	(92,503)	5,729	42,305	(1,114)	(45,583)
Income tax expense (benefit)	(55,706)	2,163	18,736	—	(34,807)

Income (loss) before equity in earnings of consolidated subsidiaries	(36,797)	3,566	23,569	(1,114)	(10,776)
Equity in earnings of consolidated subsidiaries	9,787	—	—	(9,787)	—

Net income (loss)	(27,010)	3,566	23,569	(10,901)	(10,776)
Less: Net income attributable to noncontrolling interest	—	—	1,853	—	1,853

Net income (loss) attributable to Pilgrim’s Pride Corporation	$(27,010)	$3,566	$21,716	$(10,901)	$(12,629)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

Twenty-Six Weeks Ended June 26, 2011

(In thousands)

	Parent	Subsidiary Guarantor	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Consolidation

Cash flows provided by (used in) operating activities	$(147,923)	$7,740	$443	$(432)	$(140,172)

Cash flows from investing activities:
Acquisitions of property, plant and equipment	(91,020)	(7,746)	(4,386)	—	(103,152)
Purchases of investment securities	—	—	(3,383)	—	(3,383)
Proceeds from sale or maturity of investment securities	—	—	2,634	—	2,634
Proceeds from property sales and disposals	3,799	6	1,072	—	4,877

Cash used in investing activities	(87,221)	(7,740)	(4,063)	—	(99,024)

Cash flows from financing activities:
Proceeds from note payable to JBS USA	50,000	—	—	—	50,000
Proceeds from long-term debt	580,289	—	—	—	580,289
Payments on long-term debt	(455,931)	—	—	—	(455,931)
Purchase of remaining interest in subsidiary	(2,504)	—	—	—	(2,504)
Payment of capitalized loan costs	(4,395)	—	—	—	(4,395)
Other financing activities	—	—	(538)	432	(106)

Cash provided by (used in) financing activities	167,459	—	(538)	432	167,353

Effect of exchange rate changes on cash and cash equivalents	—	—	330	—	330

Decrease in cash and cash equivalents	(67,685)	—	(3,828)	—	(71,513)
Cash and cash equivalents, beginning of period	67,685	—	38,392	—	106,077

Cash and cash equivalents, end of period	$—	$—	$34,564	$—	$34,564

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

Twenty-Six Weeks Ended June 27, 2010

(In thousands)

	Parent	Subsidiary Guarantor	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Consolidation

Cash flows provided by (used in) operating activities	$(36,740)	$1,392	$21,520	$(1,114)	$(14,942)

Cash flows from investing activities:
Acquisitions of property, plant and equipment	(63,387)	(1,392)	(2,664)	—	(67,443)
Purchases of investment securities	—	—	(5,865)	—	(5,865)
Proceeds from sale or maturity of investment securities	—	—	5,122	—	5,122
Proceeds from property sales and disposals	1,256	—	370	—	1,626

Cash used in investing activities	(62,131)	(1,392)	(3,037)	—	(66,560)

Cash flows from financing activities:
Proceeds from long-term debt	1,484,400	—	—	—	1,484,400
Payments on long-term debt	(2,315,373)	—	(36,267)	—	(2,351,640)
Proceeds from sale of common stock	800,000	—	—	—	800,000
Payment of capitalized loan costs	(49,981)	—	—	—	(49,981)
Other financing activities	—	—	(1,355)	1,114	(241)

Cash provided by (used in) financing activities	(80,954)	—	(37,622)	1,114	(117,462)

Effect of exchange rate changes on cash and cash equivalents	—	—	(853)	—	(853)

Decrease in cash and cash equivalents	(179,825)	—	(19,992)	—	(199,817)
Cash and cash equivalents, beginning of period	183,315	—	52,985	—	236,300

Cash and cash equivalents, end of period	$3,490	$—	$32,993	$—	$36,483